UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2009

VALLEY FORGE COMPOSITE
TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	0-51420	20-3061892
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

RIVER CENTER I
50 E RIVER CENTER BLVD, SUITE 820
COVINGTON KY 41011
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (859) 581-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                  Entry into a Material Definitive Agreement.

On March 10, 2009, Valley Forge Composite Technologies Inc. (the "Company") and Daniel Katz, a resident of the State of Florida ("Katz") entered into a settlement agreement ("Settlement Agreement"), which terminates a consulting agreement entered into on August 13, 2008 ("Consulting Agreement"), whereby Katz was to provide the Company with consulting services for a 12 month period.  Each party agreed to fully settle and compromise any and all disputes with the other party and to terminate the Consulting Agreement.

The Settlement Agreement provides in material part that:

•	Katz forgoes the right to receive any accrued and unpaid cash compensation and the right to compensation from subsequent investments in the Company by investor groups that he may have contacted;
•	Katz forgoes his right to receive warrants for 2,500,000 shares of the Company’s common stock;
•	Katz retains 500,000 shares of Company common stock;
•	Katz returns an additional 600,000 shares of Company common stock to the Company;
•	Jeffrey Kraws, a consultant retained by the Company, retains 50,000 shares of Company common stock paid to him for services rendered; and
•
The Company acknowledges that the Rule 144 holding period with respect to the collective 550,000 shares retained by Messrs. Katz and Kraws has been satisfied and that such shares may have restrictive legends removed.

Item 1.02.                                  Termination of a Material Definitive Agreement.

As discussed above, the parties entered into the Settlement Agreement with respect to the termination of the Consulting Agreement.

Item 8.01.                                  Other Events.

As discussed above, the parties entered into the Settlement Agreement with respect to the termination of the Consulting Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

Date: March 13, 2009	By:	/s/ Louis J. Brothers
Louis J. Brothers
President, Secretary, Treasurer, and Authorized Officer